Exhibit 99.1

Lear Contact: Katya Pruett
Contact Information: 248-447-1646

Lear Appoints Former Leading Auto Analyst Rod Lache to Board of Directors

SOUTHFIELD, Michigan, August 12, 2024 – Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today announced that Rod Lache, a distinguished former Wall Street automotive analyst, has been appointed to the Company’s Board of Directors, effective August 12, 2024.
“As a decorated analyst and trusted advisor on automotive industry trends to investors, as well as business and governmental leaders, Rod’s experience and expertise make him uniquely qualified to serve on Lear’s Board of Directors,” said Greg Smith, Lear’s Non-Executive Chair of its Board of Directors. “His exceptional career has been marked by tremendous insight into emerging industry trends and a passion for the automotive industry. We are pleased and honored to welcome him to the Lear team.”
Mr. Lache retired in July from Wolfe Research, LLC, where he was a Managing Director and Senior Analyst covering the automotive industry for the past six years. Previously, he spent 24 years at Deutsche Bank where he held positions of increasing responsibility, including Managing Director and Senior Analyst responsible for the auto sector.
Consistently recognized by institutional investors and automotive executives as the top auto industry analyst in the U.S., Mr. Lache produced innovative research focused on strategic, competitive, and technological themes, which included forecasting the emergence of electrified vehicles and the rise of AI in the automotive industry. For his contributions to his field, he was inducted into the Institutional Investor Magazine Hall of Fame in 2021.
"I have followed Lear closely for a number of years as an analyst, and I believe that the Company’s operational excellence already sets it apart. And going forward, Lear’s focus on design innovation and automation has the potential to expand its competitive advantage,” said Mr. Lache. “The Company’s Board and management team have navigated Lear through unprecedented challenges within the industry, and I look forward to serving on the Board to drive shareholder value creation during these transformative times.”
Mr. Lache graduated from New York University’s Stern School of Business with a Bachelor of Science degree in finance and international business.
The addition of Mr. Lache increases the size of Lear’s Board to 11 directors. The Board routinely assesses its composition to ensure it includes the appropriate skills, experience, diversity and viewpoints.
About Lear Corporation
Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Lear’s diverse team of talented employees in 38 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks 174 on the Fortune 500. Further information about Lear is available at lear.com.

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